Exhibit 1.1

[K&L Gates LLP Letterhead]

January 20, 2010

Nuveen Virginia Premium Income Municipal Fund

333 West Wacker Drive

Chicago, Illinois 60606

Ladies and Gentlemen:

Nuveen Virginia Premium Income Municipal Fund

As counsel for Nuveen Virginia Premium Income Municipal Fund (the “Registrant”), we consent to the incorporation by reference of our opinion, filed with Pre-effective Amendment No. 2 to the Registrant’s Registration Statement on Form N-2 (File Nos. 333-161975 and 811-07490) on October 28, 2009.

In giving this consent we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

/s/ K&L Gates LLP
K&L Gates LLP